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                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

         THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT, is entered into as of this 15th day of September, 1999 by and between Integrated Technology USA, Inc. (the "Company"), a Delaware corporation, c/o Madison Partners, 444 Madison Avenue, New York, New York 10022 and Sandra Kahn, c/o Empire Resources, Inc., One Parker Plaza, Fort Lee, New Jersey 07024 (the "Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

         WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company; and

         WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such employment.

         NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto agree as follows:

         1. Term of Employment. The Company hereby agrees to employ the Executive and the Executive hereby accepts employment, in accordance with the terms and conditions set forth herein, for a term (the "Employment Term") commencing on the date of the consummation of the merger of the Company and Empire Resources, Inc. (the "Merger") and terminating, unless otherwise terminated earlier in accordance with Section 5 hereof, on the third anniversary of the Merger (the "Original Employment Term"), provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 5 hereof, for successive additional two (2) year periods (the "Additional Terms"), unless, at least one hundred eighty (180) days prior to the end of the Original Employment Term or the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

         2. Position and Responsibilities. During the Employment Term, the Executive shall serve as the Chief Financial Officer of the Company and the Executive shall report exclusively to the Chief Executive Officer of the Company. During the Employment Term, the Company shall recommend the Executive for election as a director. The Executive shall, to the extent appointed or elected, serve on the Board as a director and as a member of any committee of the Board, in each case, without additional compensation. The Executive shall, to the extent appointed or elected, serve as a director or as a member of any committee of the board of any of the Company's subsidiaries or affiliates and as an officer or employee (in a capacity commensurate with her position with the Company) of any such subsidiaries or affiliates, in all cases, without additional compensation and any compensation paid to the Executive in such capacities shall be a credit with regard to the amounts due hereunder from the Company. The Executive shall have all of the duties, authorities, powers and responsibilities commensurate with all of the duties,


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authorities, powers and responsibilities of a chief financial officer. The
Executive shall devote substantially all of her business time, attention and energies to the performance of her duties hereunder, provided that the foregoing shall not prevent the Executive from participating in charitable, community or industry affairs, from managing her and her family's personal investments and from serving on the boards of directors of not-for-profit companies to the extent such activities do not interfere with the performance of her duties hereunder.

         3. Compensation and Benefits. The Company shall pay and provide the Executive the following:

                  3.1 Base Salary. The Company shall pay the Executive a base salary (the "Base Salary") at an annual rate of not less than One Hundred Thousand Dollars ($100,000) per year in accordance with the Company's normal payroll practices for senior executives. Base Salary shall be subject to annual review by the Board of Directors of the Company (the "Board"), or a duly authorized committee thereof, for increase (but not decrease) following each anniversary of the date hereof, provided that on such anniversary date, the Base Salary shall be increased by not less than an amount necessary to adjust for any increase in the cost of living during the immediately prior twelve (12) months based on the Consumer Price Index for Urban Wage Earners and Clerical Workers (CPI-W) selected areas (NY-NJ-CT), all items index published by the Bureau of Labor Statistics of the United States Department of Labor. Once increased, Base Salary shall not be reduced and shall thereafter, as increased, shall be the Base Salary hereunder.

                  3.2 Annual Bonus. The Company shall pay the Executive an annual bonus for each fiscal year of the Company ending during the Employment Term, commencing with the 1999 fiscal year, equal to two percent (2%) of the amount by which the Company's Earnings Before Taxes (as defined below) for each such fiscal year exceeds $4,000,000 (the "Annual Bonus Payments"); provided, however, that if any fiscal year is less than twelve (12) months due to a change in the fiscal year, then such $4,000,000 amount shall be proportionately reduced. Each Annual Bonus Payment shall be paid in a single cash lump sum not later than thirty (30) days after the audited financial statements for such fiscal year are complete. "Earnings Before Taxes" shall mean, for each fiscal year, the Company's earnings before income taxes determined without regard to charges to earnings for extraordinary items and Annual Bonus Payments with respect to the Executive or to the Chief Executive Officer (as long as its Chief Executive Officer is Nathan Kahn). Earnings Before Taxes and the amount of each Annual Bonus Payment shall be determined by the Company's independent certified public accountants (the "Accountants"), or such other party as mutually agreed by the parties hereto, in accordance with GAAP as consistently applied by the Company (as specifically modified hereby). The Company shall provide the Executive with a copy of the Accountants' final determination (together with supporting quantitative data and the methods used to make such calculations) for her review and comment at least five (5) business days prior to the payment of each Annual Bonus Payment. The Accountants' determinations shall be final, binding and conclusive on the parties hereto.

                  3.3 Employee Benefits. The Executive shall, to the extent eligible, be entitled


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to participate at a level commensurate with her position in all employee benefit, fringe benefit, welfare, retirement, savings and incentive plans and programs generally provided by the Company to its senior executives from time to time.

                  3.4 Vacation. The Executive shall be entitled to paid vacation in accordance with the standard written policies of the Company with regard to vacations of senior executives, but in no event less than six (6) weeks per calendar year (with proration for partial years).

         4. Expenses. Upon submission of appropriate documentation, the Company shall pay, or reimburse, the Executive for all ordinary and necessary business expenses (including, but not limited to, travel and entertainment expenses) which the Executive incurs in connection with the performance of her duties hereunder.

         5. Termination of Employment and the Employment Term. The Executive's employment with the Company and the Employment Term shall terminate upon the occurrence of the first of the following events:

                  5.1 Death. Automatically on the date of the Executive's death.

                  5.2 Disability. Upon thirty (30) days' written notice by the Company to the Executive of a termination due to Disability, provided such notice is delivered during the period of Disability. "Disability" shall mean the inability of the Executive, due to injury, illness, disease or bodily or mental infirmity, to engage in the performance of her material duties hereunder for a period of more than one hundred eighty (180) days in any twelve (12) month period.

                  5.3 For Cause. Immediately upon written notice by the Company to the Executive of a termination for Cause, provided such notice is given within ninety (90) days after the discovery by the Board of the Cause event and has been approved by at least two-thirds of the directors then in office (other than the Executive and Nathan Kahn) at a meeting at which the Executive and her counsel had the right to appear and address after receiving at least five (5) business days written notice of the meeting and reasonable detail of the facts and circumstances claimed to provide a basis for such termination. "Cause" shall mean: (i) an act or acts of willful and material misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the Executive which is intended to result in her substantial personal enrichment at the expense of the Company; (ii) any willful misconduct by the Executive with regard to the Company that has a material adverse impact on the Company; (iii) any material, willful and knowing violation by the Executive of any fiduciary duties owed by the Executive to the Company which has a material adverse impact on the Company; (iv) the Executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of her position provided that the Executive did not have actual knowledge of the actions or inactions creating the violation of the law or the Executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction); or (v) any other material breach by the Executive of this Agreement that is not cured by the Executive within twenty
(20) days after receipt by the Executive of a written notice from the


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Company of such breach specifying the details thereof. No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. Reference in this Section 5.3 to the Company shall also include direct and indirect subsidiaries of the Company.

         6. Non-Competition/Non-Solicitation.

                  6.1 Non-Competition. The Executive agrees that during the Specified Period (as defined below), the Executive shall not, directly or indirectly, be engaged as a principal in any other business, activity or conduct which competes with the business of the Company (or be an employee, consultant, director, principal, shareholder or adviser of, or otherwise be affiliated with, any such business, activity or conduct), provided that competition shall not include: (i) holding five percent (5%) or less of an interest in the equity or debt of any publicly traded company, (ii) engaging in any activity with the prior written approval of the Board, or (iii) being involved only in a noncompeting portion of a business which is in competition with the business of the Company (but only if such non-competing portion of the business is conducted as a separate business unit, and the Executive has no direct or indirect involvement with the operations of the competing business unit (with the burden of so demonstrating being on the Executive) and the foregoing shall not affect Executive's obligations of confidentiality). For purposes of this Section 6, "Company" shall mean the Company and its subsidiaries and affiliates. The "Specified Period" means the Executive's period of employment and the four (4) year period thereafter, provided that in the event the Executive is terminated without Cause or due to her Disability or the Executive voluntarily terminates her employment following a breach by the Company of this Agreement, the Specified Period will terminate two (2) years after the termination of her employment.

                  6.2 Non-Solicitation. The Executive agrees that during the Specified Period the Executive shall not, directly or indirectly, (i) solicit any customer, client, supplier, or middleman of the Company or induce any customer, client, supplier, or middleman of the Company to terminate, or otherwise to cease, reduce, or diminish in any way its relationship with the Company or (ii) solicit or induce, or attempt to solicit or induce, any non-clerical employee(s), sales representative(s), agent(s), or consultant(s) of the Company to terminate such person's employment, representation or other association with the Company for the purpose of affiliating with any entity with which the Executive is associated.

                  6.3 Confidentiality. The Executive specifically acknowledges that any trade secrets or confidential business and technical information of the Company or its vendors, suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory and whether compiled by the Executive or the Company (collectively, "Confidential Information"), derives independent economic value from not being readily known to or ascertainable by proper means by others; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its vendors, suppliers, or customers and that any retention, use or disclosure of such information by the Executive during the Employment Term (except in the


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course of performing duties and obligations of employment with the Company) or any time after termination thereof, shall constitute misappropriation of the trade secrets of the Company or its vendors, suppliers, or customers, provided that Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry; (ii) information deemed in good faith by the Executive, while employed by the Company, desirable to disclose in the course of performing the Executive's duties; (iii) information the disclosure of which the Executive in good faith deems necessary in defense of the Executive's rights provided such disclosure by the Executive is limited to only disclose as necessary for such purpose; or (iv) information disclosed by the Executive to comply with a court, or other lawful compulsory, order compelling her to do so, provided the Executive gives the Company prompt notice of the receipt of such order and the disclosure by the Executive is limited to only disclosure necessary for such purpose.

                  6.4 Return of Property. Upon the termination of the Executive's employment or at any other time upon written request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, designs, data, reports, drawings, plans, computer programs, software and other documents (and all copies or reproductions of such materials in her possession or control) belonging to the Company. Notwithstanding the foregoing, the Executive may retain her rolodex and similar phone directories (collectively, the "Rolodex") to the extent the Rolodex does not contain information other than name, address, telephone number and similar information.

                  6.5 Scope of Restrictions/Remedies. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. In the event of a material breach or threatened material breach of this Section 6, the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 6. The Company agrees that it will not assert to enjoin or otherwise limit the Executive's activities based on an argument of inevitable disclosure of confidential information. Upon written request of the Executive, the Company shall within thirty (30) days notify the Executive in writing whether or not in good faith it believes any proposed activities would be in Competition and, if it so determines or does not reply within thirty (30) days, it shall be deemed to waive any right to treat such activities as Competition unless the facts are otherwise than as presented by the Executive or there is a change thereafter in such activities.

         7. Indemnification/Liability Insurance. The Company shall concurrently with the execution and delivery of this Agreement enter into an Indemnification Agreement with the Executive (such agreement to be the same as the agreement previously entered into by the Company with its other executives, a copy of which is filed as an exhibit to the Company's Report on Form 10-KSB for the year ended December 31, 1997). The Company shall cover the Executive under directors and officers liability insurance both during and, while potential liabil-


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ity exists, after the Employment Term in the same amount and to the same extent, if any, as the Company covers its other officers and directors.

         8. Assignment. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any Successor of the Company, and any such Successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. Successor shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company. This Agreement is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die after a termination while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

         9. Legal Remedies.

                  9.1 Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, or one (1) day after sending by express mail or other "overnight mail service," or three (3) days after sending by certified or registered mail, postage prepaid, return receipt requested. Notice shall be sent as follows: if to the Executive, to the address as listed in the Company's records, and if to the Company, to the address set forth on the first page of this Agreement, attention of the Chairman of the Board with a copy to the Company's General Counsel. Either party may change the notice address by notice given as aforesaid.

                  9.2 Arbitration. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 6 hereof, shall be settled exclusively by arbitration in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association ("AAA") then in effect. The determination of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of the AAA and the arbitrator shall be borne as determined by the arbitrator.

         10. Miscellaneous.

                  10.1 Entire Agreement. This Agreement supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof.


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                  10.2 Modification. This Agreement shall not be varied,
altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

                  10.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

                  10.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

                  10.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

                  10.6 Governing Law. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the state of New York, without regard to any otherwise applicable principles of conflicts of laws.

         IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the day and year first above written.

                                        INTEGRATED TECHNOLOGY USA, INC.


                                        By: /s/ William Spier
                                           ----------------------------------
                                             Name:  William Spier
                                             Title:



                                        /s/ Sandra Kahn
                                        -------------------------------------
                                        Sandra Kahn

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